Core-Mark Closes Acquisition of Pine State Trading Company’s Convenience Division & Increases 2016 Guidance

South San Francisco, California - June 7, 2016 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that it closed its previously announced acquisition of Pine State Convenience, a division of Pine State Trading Company located in Gardiner, Maine.

The adjusted purchase price was approximately $88 million, paid in cash and is subject to post-closing adjustments. Core-Mark funded the purchase with a combination of cash on hand and borrowings under its credit facility. The Company expects to spend approximately $1.6 million in start-up and due diligence costs in 2016 and expects to incur another $1.5 million in system conversion costs during 2017 in connection with the transaction.

Updated Guidance for 2016
As a result of closing the acquisition, the Company raised its net sales, diluted EPS and Adjusted EBITDA guidance for the full year of 2016. Annual net sales for 2016 are now expected to be between $14.0 billion and $14.5 billion, up from $13.4 billion to $13.8 billion. Adjusted EBITDA for 2016 is now expected to be between $157 million and $164 million, up from $153 million and $160 million. Diluted earnings per share for the full year are expected to be $2.31 to $2.46, up from $2.26 to $2.41. Diluted per-share estimates, excluding LIFO expense, are expected to be between $2.65 and $2.80, up from $2.60 to $2.75. Key assumptions remain unchanged and include $13 million of LIFO expense, a 38.5% tax rate and 23.4 million fully diluted shares outstanding. The foregoing EPS guidance and assumption regarding the number of fully diluted shares outstanding does not reflect the Company’s recently announced two-for-one stock split.

The Company also reaffirmed capital expenditure estimates for 2016 of approximately $50 million, which will be utilized for expansion projects, including a new warehouse in Las Vegas, and maintenance investments.

About Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 44,000 customer locations in the U.S. and Canada through 29 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Safe Harbor
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our ability to successfully integrate the Pine State Convenience business; unexpected costs and benefits of the transaction; our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims and manufacturer recalls of products; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failure to maintain our brand or reputation; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; changes in labor regulations; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Part II, Item 1A, "Risk Factors" of any subsequently filed quarterly report on Form 10-Q for a more comprehensive discussion of these and other risk factors. Any forward-looking statements contained herein are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x3027 or at mdraper@core-mark.com.